DATED: 16th January, 2008

EBET LIMITED
(“eBet”)

and

OCTAVIAN INTERNATIONAL LIMITED
(“Octavian”)

DEED OF AGREEMENT
to restructure and resolve the status of
outstanding debts and other liabilities

This Agreement is made on 16th January, 2008

PARTIES:	EBET LIMITED (ACN 056 210 778) of Suite 13, 112-118 Talavera Road, North Ryde NSW 2113 Australia (“eBet”);

OCTAVIAN INTERNATIONAL LIMITED incorporated in the United Kingdom (Company No. 04185988) of Bury House, 1-3 Bury Street, Guildford, Surrey GU2 4AW, UK (“Octavian”).

RECITALS:

A.	eBet and Octavian have decided not to proceed with eBet’s proposed acquisition of Octavian.

B.	Octavian has elected to be acquired by PacificNet Inc of the USA.

C.
eBet and Octavian entered into a letter agreement on 11th January 2008 (the "Letter") dealing with the outstanding debt owed by Octavian to eBet and the related charge granted by Octavian to eBet over its intellectual property.

D.	The Letter requires agreement to be reached on various matters connected with the Loan Agreement and the Charge.

E.	This Agreement sets out the terms and conditions of such agreement on all outstanding issues between eBet and Octavian.

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

Business Day has the same meaning as in the Charge.

Charge means the deed of charge dated 15 August, 2007 as referred to in recital C.

Charged Property has the same meaning as in the Charge.

Event of Default has the same meaning as in the Charge.

Facility has the same meaning as in the Loan Agreement.

Loan Agreement means the loan agreement dated 20 June, 2007 made between eBet (as lender) and Octavian (as borrower).

Officer has the same meaning as in the Charge.

Project Status Report means the report on work undertaken on a proposed replacement machine monitoring systems for Odyssey to be set out at Schedule 2.

Reconciliation Amount means the sum of US$173,722.53, as set out in paragraph 10 of the Letter and Schedule 1, Part B.

Secured Moneys has the meaning given to that term in clause 3.1(a).

Secured Obligations has the same meaning as in the Charge.

Standstill Period has the same meaning as in the Charge.

Transaction Documents has the same meaning as in the Charge, and includes the Letter, this Agreement when executed, and any document or agreement so stipulated in this Agreement.

1.2 Interpretation

In this Agreement, unless the contrary intention appears:

(a)	a document (including this Agreement) includes any variation or replacement of it;

(b)	a clause, Schedule, Annexure, Attachment or Exhibit is a reference to a clause in, or a Schedule, Annexure, Attachment or Exhibit to, this Agreement.

(c)	a statute, ordinance, code or other law, includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)
law includes common law, principles of equity, and laws made by parliament (including regulations and other instruments under them, and consolidations, amendments, re-enactments or replacements of any of them);

(e)	the singular includes the plural and vice versa;

(f)	the word ‘person’ includes an individual, a firm, a body corporate, a partnership, joint venture, an unincorporated body or association, or any government agency;

(g)	a particular person includes a reference to the person’s executors, administrators, successors and substitutes (including, persons taking by novation) and assigns;

(h)	a period of time that dates from a given day or the day of an act or event is to be calculated exclusive of that day;

(i)
the words ‘include’, ‘including’, ‘for example’ or ‘such as’ are not to be interpreted as words of limitation, and when such words introduce an example, they do not limit the meaning of the words to which the example relates, or to examples of a similar kind.

1.3 NOT USED

1.4 Conflicts

In the event of a conflict between the provisions of (a) the Letter and this Agreement and (b) the Transaction Documents, the provisions of the Letter and this Agreement will prevail (in that order as between the Letter and this Agreement). The provisions of the Charge prevail over all other Transaction Documents.

2. TERMS OF THE LETTER

2.1	Further to the terms of the Letter, eBet hereby agrees for the duration of the period commencing with the date of this Agreement and ending on 30 June 2008 (the "Extension Period").

(i)	to waive the default potentially arising in connection with the breach by Octavian of clause 4.2 of the Loan Agreement;

(iI)	not to take steps to create an Event of Default in connection with the default referred to at clause 2.1(i) during the Extension Period;

(iii)	to waive all rights arising from the default referred to at clause 2.1(i) pursuant to the Loan Agreement, the Charge or otherwise during the Extension Period;

(iv)	that the Facility has not been cancelled; and

(v)	that the Loan and Interest accrued thereon are not immediately due and payable.

3. VARIATIONS TO LOAN AGREEMENT

3.1	Octavian and eBet agree that the Loan Agreement is varied as follows:

(a) clause1.1	-	in the definition of “Facility Period”, delete words “the first to occur ... and 31 December 2007” and substitute “30 June 2008, with no further extension”;

-
in the definition of "Secured Moneys", add the following wording at the end of the clause "and the reconciliation amount of US$141,707.29, financing costs incurred pursuant to clause 4.1(d) and payments due in respect of trademarks under clause 6.3 of the agreement between the Lender and the Borrower dated 9 January 2007, being AUS$158,641.59 and any outstanding amounts agreed by the Borrower or determined as being due to the Lender under the Flatpack Sale and Distribution Agreement dated 26 January 2007".,

(b) clause 4	-	the insertion of new clauses 4.4 to 4.6 to read as follows:

“4.4
The Lender and the Borrower acknowledge that the Borrower is seeking to complete a capital raising in an amount of approximately US$5,000,000 as soon as possible (the "Initial Raising") and in connection with the Initial Raising the Borrower undertakes to the Lender:

(a)	notify the Lender as soon as reasonably practicable after the Initial Raising has been completed and provide the Lender with details of the amount of the Initial Raising;

(b)
to ensure that no monies from the Initial Raising or any other source are paid to or retained by Harmen Brenninkmeijer (other than normal salary and expense payments) or any entity controlled by Harmen Brenninkmeijer whilst any Secured Monies remain outstanding ; and

(c)
to ensure that at least 10% of the Initial Raising is paid to the Lender as soon as practicable after the funds from the Initial Raising are available to either Harmen Brenninkmeijer and/or the Borrower.

4.5
The Borrower notifies the Lender that it is seeking to complete a further capital raising after the Initial Raising of an amount in excess of US$15,000,000, and it is intended that such further capital raising be completed during March or April 2008 (the "Further Raising"). The Borrower undertakes to the Lender to use funds from the Further Raising to repay all Secured Moneys owing to the Lender pursuant to the Loan Agreement (as amended).

4.6
Nothing in clauses 4.4 or 4.5 shall operate as a representation or warranty by the Borrower to the Lender regarding the terms of (including the amounts), and/or completion of, either of the proposed Initial Raising or Further Raising. ”

3.2	Octavian and eBet acknowledge that:

(a)	the Charge has been amended as set out in paragraph 8 of the Letter (relating to the Standstill Period);

(b)	the Loan Agreement has been amended as set out in paragraphs:

(i) 7. (a) (definition of Interest Rate);

(ii) 7. (b) (definition of Facility Period); and

(iii) 7.1 (c) (amount drawn down)

of the Letter; and

(c)	clause 4.1 of the Loan Agreement is now subject to the payment of interest provisions set out in paragraph 9 of the Letter.

4. RECONCILIATION AND RE-FINANCING AMOUNTS AND ORDER OF PAYMENT

4.1	The parties acknowledge and agree that:

(a)	eBet has been required to refinance current banking facilities with St. George bank Ltd., and they will be taken over by MFS Causeway Financial Services Pty. Limited ACN 108 248782 .

(b)	this financing will result in additional costs to eBet in the form of fees, stamp duty, legal costs, additional interest and other items;

(c)	as a sign of good faith, eBet will assume responsibility for 25% of those costs associated with sub clauses (a) & (b) above;

(d)	Octavian is responsible for payment of the remaining 75% of those costs associated with sub clauses (a) and (b) above, such amount being AUS$158,641.59 as set out in Schedule 1, Part C; and

(e)
the Reconciliation Amount and the sum payable pursuant to clause 4.1(d) above shall be due and payable by Octavian to eBet by the earlier to occur of 30 days from the date of this Agreement and completion of the Initial Raising referred at clause 3.1(b). After the due date for payment, any unpaid portion of the Reconciliation Amount only shall attract interest at the Interest Rate as defined in the Loan Agreement (provided that Octavian has on such date received a valid invoice in respect of such costs).

4.2	Payment of funds by Octavian to repay the Secured Moneys shall be applied by eBet as follows:

(a)	first, in satisfying all sums due in respect of the financing costs referred to at clause 4.1(d) above, being AUS$158,641.59;

(b)	second, in satisfying all outstanding sums due in respect of the Reconciliation Amount being US$173,722.53;

(c)	third, in satisfying the amount of AUS$825,000.00 of the Loan (together with all unpaid interest accrued thereon);

(d)	fourth, in satisfying any sums agreed by Octavian or determined as being due to eBet under the Flatpack Sale and Distribution Agreement dated 26 January 2007;

(e)	fifth, in satisfying all outstanding amounts due in respect of the trademarks pursuant to clause 6.3 below; and

(f)	sixth, in satisfying all outstanding amounts of the Loan (together with all unpaid interest accrued thereon).

5. NON PURCHASE OF OCTAVIAN

5.1	The parties agree not to take any action against each other in respect of the discontinuance of proposed purchase by eBet of 100% of the issued share capital of Octavian.

5.2
Accordingly, except for the issues addressed in this Agreement, the parties release and discharge each other from and against all actions, claims, proceedings and other liabilities that have arisen in the period up to the date of this Agreement (whether directly or indirectly and whether or not known or disclosed) from the failed sale and purchase of 100% of the issued share capital of Octavian.

6.	OCTAVIAN EQUIPMENT AND INTELLECTUAL PROPERTY

6.1	eBet is currently holding 4 Liberty gaming machines, an ExtraCash sign and associated equipment at its warehouse in North Ryde (all the property of Octavian), which it cannot use.

6.2	As a sign of good faith, eBet will, at its own cost, arrange for the return of this equipment to Octavian.

6.3
Octavian acknowledges that eBet has registered the name "Octavian" as a trademark in the jurisdictions set out in column 1 of the table in Schedule 1, Part A (the "Trademarks") and incurred the costs set out in column 2 of the table in Schedule 1 (the "Costs"). eBet hereby undertakes to Octavian to transfer the Trademarks to Octavian within 5 Business Days following the date of this Agreement and as consideration for this transfer, Octavian undertakes to eBet to pay to eBet an amount equal to the total of the costs set out in column 2 of the table in Schedule 1, Part A on or before 30 June 2008.

6.4	eBet undertakes to Octavian to do all such acts and things necessary (subject to the payment by Octavian of eBets’s reasonable costs) to give effect to the undertaking given at clause 6.3.

7.	OCTAVIAN UNDERTAKINGS

7.1	Octavian undertakes with eBet:

(a)	to provide eBet with copies of the following:

(i)	Octavian’s monthly profit and loss account;

(ii)	Octavian’s balance sheet as at the last day of each calendar month;

(iii)	Octavian’s monthly cashflows

within 20 Business Days after the end of each calendar month; and

(iv)	the audited accounts as and when the same are filed with the Register of Companies.

(b)	not to give security over the Charged Property to any other person;

The obligations in sub-clauses (a) and (b) above continue until full and final payment of the Secured Moneys and discharge of the other Secured Obligations. Octavian may elect to provide this information through its data room with MFS, provided eBet has continuing access to this material. If it so elects, Octavian must ensure that all the information in the data room is kept up to date.

7.2
eBet undertakes to Octavian to keep all information provided under clause 7.1(a)(i) to (iii) confidential and to use such information only for the purpose of reviewing the financial position of Octavian, provided that eBet shall be permitted to disclose the information to any party to whom information may be disclosed by eBet pursuant to the Loan Agreement and/or the Charge (but no other party without Octavian's prior written consent) and the obligations of this clause 7.2 shall not apply to any information already in the public domain (other than by a breach by eBet or MFS of this clause or any other confidentiality obligation owed to Octavian).

7.3
Octavian will ensure that all outstanding contracts entered into by its personnel in the name of Octavian Global Technologies Limited (ACN 056 210 778) are either terminated in accordance with their terms or novated to Octavian as soon as possible after the date of this Agreement.

7.4
Octavian advises that it has or will shortly commission an independent valuation of the Intellectual Property Rights comprised in the Charged Property, and undertakes to provide eBet with a copy upon receipt.

7.5
Octavian undertakes to eBet to ensure that all Intellectual Property Rights deposited with the Software Escrow Agent in or about October, 2007 are brought up to date as soon as practicable after the date of this Agreement, and thereafter kept materially complete, up to date and in full working order on an ongoing basis while the Secured Moneys remain outstanding.

7.6
Octavian will provide eBet with all information reasonably required by eBet in respect of the 218 Mavericks owned by eBet which Octavian has placed into the Latin America market. Octavian consents to eBet endeavouring to place the remaining 32 Mavericks which it owns into the Asian market, on terms to be agreed.

7.7	Each party undertakes to the other to use its reasonable endeavours in good faith to enter into a binding agreement with the other by no later than 31 January 2008, whereby:

(a)	eBet is appointed as Octavian's non-exclusive distributor in the Asia/Pacific area (excluding Japan, China and India) of products comprised in, or derived from, the Charged Property;

(b)	Octavian is appointed as non-exclusive distributor of eBet's gaming system products in Central and South America, Eastern Europe and CIS;

(c)
eBet is appointed as Octavian's non-exclusive distributor of Logismos table management products in the Asia area (excluding Japan, China and India) with effect from the date when Octavian's appointment as Logismos' distributor comes into effect.

These appointments shall include other required terms to be agreed, including in relation to 7.7(c), terms relating to price structure and competition (subject to compliance with all applicable law and regulation).

7.8
Octavian agrees not to have any further discussions or other communication or contact with employees or representatives of Odyssey Gaming Limited (ACN 074 735 452) (or any of its subsidiaries or related companies) in relation to the introduction of gaming system products into the Queensland gaming market, nor to undertake any further work on the proposed machine monitoring system for Odyssey, while any Secured Moneys remain outstanding. The terms of a Project Status Report (summarising the work undertaken to date on the proposed replacement machine monitoring system for Odyssey) is to be prepared and sent to eBet on or before 31 January 2008.

8.	STANDSTILL PERIOD

Octavian and eBet acknowledge and agree that, as at the date of this Agreement, a Standstill Period has not commenced and that no Standstill Period has come into existence.

9.	GENERAL

9.1	NOT USED

9.2	Octavian to bear cost

Any thing which must be done by Octavian under this Agreement is to be done at the cost of Octavian.

9.3	Notices

(a)	Any notice or other communication, including any request, demand, consent or approval, to or by a party under or in connection with this Agreement:

(i)	must be in legible writing and in English addressed as shown below:

(ii)	if to the eBet:

Address:	Unit 13 112 – 118 Talavera Road North Ryde NSW 2113 AUSTRALIA
Facsimile:	+61 2 8817 4770
Attention:	Tony Toohey

(A) if to Octavian:

Address:	Bury House, 1-3 Bury Street Guildford Surrey GU2 4AW UK
Facsimile:	+44 1483 543 540
Attention:	Harmen Brenninkmeijer/Hans Zeidler

 or as specified to the sender by either party by notice;

(iii)	must be signed by an Officer of the sender or under the common seal of the sender;

(iv)	is regarded as being given by the sender and received by the addressee:

(A)	if by delivery in person, when delivered to the addressee;

(B)	if by post, 7 days from and including the date of postage; or

(C)
if by facsimile transmission, whether or not legibly received, when transmitted to the addressee, but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee’s time), it is regarded as received at 9.00 am on the following Business Day; and

(v)
can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(b)
A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under Clause 9.3(a)(iii)(C) and informs the sender that it is not legible.

(c)
In this clause 9.3, a reference to an addressee includes a reference to an addressee’s Officers, agents or employees or any person reasonably believed by the sender to be an Officer, agent or employee of the addressee.

9.4 Governing law and jurisdiction

(a)	This Agreement is governed by the laws of the State of New South Wales.

(b)
Octavian irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New South Wales and courts of appeal from them, and appoints Johnson Winter & Slattery of Level 30, 264 George Street, Sydney NSW Australia as its agent to accept service of process on its behalf.

9.5	Prohibition and enforceability

(a)	Any provision of, or the application of any provision of, this Agreement which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)
Any provision of, or the application of any provision of, this Agreement which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction, or of the remaining provisions in that or any other jurisdiction.

9.6	Waivers

(a)
Waiver of any right arising from a breach of this Agreement or of any power arising upon default under this Agreement or upon the occurrence of an Event of Default, must be in writing and signed by the party granting the waiver.

(b)	Except as set out otherwise herein, a failure or delay in exercise, or partial exercise, of:

(i)	a right arising from a breach of this Agreement or the occurrence of an Event of Default; or

(ii)	a power created or arising upon default under this Agreement or upon the occurrence of an Event of Default,

does not result in a waiver of that right or power.

(c)
A party is not entitled to rely on a delay in the exercise or non-exercise of a right or power arising from a breach of this Agreement or on a default under this Agreement or on the occurrence of an Event of Default as constituting a waiver of that right or power.

(d)	A party may not rely on any conduct of another party as a defence to exercise of a right or power by that other party.

(e)	This clause 9.6 may not itself be waived except by writing.

9.7	Variation

(a)	A variation of any term of this Agreement must be in writing and signed by the parties.

(b)	This Agreement (and the Letter as noted in paragraph 12 of the Letter) is supplementary to the Agreement and Charge.

9.8	Cumulative Rights

The powers conferred by this Agreement are cumulative and do not exclude any other right, power, authority, discretion or remedy of eBet.

9.9	Assignment

(a)
Subject to any Transaction Document, eBet may assign its rights under this Agreement, without the consent of Octavian, where required to do so by one of its financiers which is a financial institution (subject to the production of evidence of the same). Otherwise, assignment may only take place with the prior written consent of Octavian.

(b)	Octavian must not assign any of its rights under this Agreement without the prior written consent of eBet.

9.10	Further assurances

Octavian must execute any document and take any other action required by eBet to give effect to this Agreement and to give effect to the transactions the subject of this Agreement.

EXECUTED AS A DEED

SIGNED AS A DEED by OCTAVIAN INTERNATIONAL LIMITED by its duly authorised officers:	) ) )

Director		Director/Secretary

Name (please print)		Name (please print)

SIGNED, SEALED AND DELIVERED by EBET LIMITED (ACN 056 210 778) in accordance with section 127 of the Corporations Act:	) ) ) ) )

Director		Director
ANTHONY TOOHEY		IAN JAMES
Name (please print)		Name (please print)